Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2009, with respect to the consolidated financial statements and schedules of Sompo Japan Insurance Inc. included in the Registration Statement and related Prospectus of Sompo Japan Insurance Inc. and NIPPONKOA Insurance Company, Limited.

/s/    Ernst & Young ShinNihon LLC

Tokyo, Japan

November 25, 2009